Exhibit 99.1

FINAL - FOR IMMEDIATE RELEASE

DrugMax Announces Second Quarter and First Half 2005 Financial Results

Company Continues to Transition Business Post Merger

Specialty Pharmacy Business Continues to be Focus for Future

Farmington, CT, August 16, 2005 – DrugMax, Inc. (Nasdaq: DMAX), a specialty pharmacy and drug distribution provider, will report financial results today for the second quarter and six months ended July 2, 2005.

Net revenues for the second quarter 2005 were $82.0 million, an increase of 47.0 percent when compared to net revenue of $55.8 million for the second quarter of 2004 and a decrease of 6.0 percent compared to net revenues of $87.2 million for the first quarter of 2005. Net revenues for the second quarter 2005 included $54.0 million from DrugMax’s specialty pharmacy business, the driver of the Company’s growth business, and $28.0 million from the Company’s drug distribution business. Results for the second quarter 2004 only include results from the specialty pharmacy business, Familymeds. The sequential decrease in net revenues for the specialty pharmacy business during the second quarter can be mostly attributed to a continued emphasis on overall generic revenues in its pharmacy business; increasing generic drug use has a net effect of reducing higher cost branded sales. Generic Drugs have lower revenue per prescription, but higher gross margin dollars for each prescription. The company filled approximately the same number of overall prescriptions during the second quarter of 2005 as during the second quarter of 2004.

Net revenues for the six month period of 2005 were $169.3 million, an increase of 51.0 percent compared to net revenues of $112.0 million for the comparable 2004 period. Six month net revenues for 2005 included $110.5 million from DrugMax’s specialty pharmacy business, the driver of the Company’s model, and $58.8 million from the Company’s drug distribution business. Results for the six-month 2004 period only include results from the specialty pharmacy business, Familymeds.

EBITDA1 for the second quarter 2005 was ($4.6) million compared to EBITDA of ($3.0) million for the first quarter 2005 and EBITDA of $1.0 million for the second quarter 2004. EBITDA for the first six months of 2005 was ($7.6) million as compared to EBITDA of $2.1 for the first six months of 2004.

Gross profit for the second quarter 2005 was $10.8 million, or 13.2 percent of net revenues, compared to $12.3 million, or 14.1 percent of net revenues, for the first quarter 2005. Gross profit for the second quarter 2004 was $11.7 million, or 20.9 percent of net revenues. The decrease in gross profit percentage is primarily the result of the inclusion of the lower gross margin distribution business Gross profit for the first half of 2005 was $23.1 million, or 13.7 percent of net revenues, compared to $23.4 million, or 20.9 percent of net revenues, for the first half 2004.

[1]	DrugMax makes use of EBITDA (earnings before interest, taxes, depreciation and amortization) as a financial measure because the Company believes it is a useful performance indicator. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income/loss or net cash provided by operating activities. A reconciliation of non GAAP measures to net loss appears at the end of this release.

Selling, general and administrative (SG&A) expenses for the second quarter 2005 were $15.5 million, or 18.9 percent of net revenues, compared to $15.5 million, or 17.8 percent of net revenues, for the first quarter 2005. SG&A expenses for the second quarter 2004 were $10.7 million, or 19.2 percent of net revenues. Included in 2005 SG&A expenses are $2.0 million and $3.9 million of non-cash compensation charges for the three months and six months ended July 2, 2005, respectively.

Inventories for the second quarter decreased by $7.8 million from $45.7 million at the end of the first quarter, to $37.9 million at the quarter ending July 2, 2005, improving inventory turns to 7.5. In addition, accounts payable decreased $3.5 million for the first six months of 2005 to $22.6 million from $26.1 million on January 1, 2005.

Commenting on DrugMax’s second quarter and six-month results, Ed Mercadante, R.Ph., Co-Chairman and Chief Executive Officer of DrugMax, said, “The company continues to focus its revenue expectations in its specialty pharmacy business, highlighting both DrugMax’s unique market position and the significant opportunity for the future. During the first six months of this year we completely revamped the way we purchase and distribute drugs to our pharmacies, the outcome will be greater control over purchasing and ultimately gross margins. However, we were not satisfied with the delay in our progress on post merger integration specifically related to attaining the gross margin synergy expected from our new supply chain management and distribution process. We believe that this less than anticipated gross margin contributed significantly to our lower than expected EBITDA and increased our loss per share for the second quarter. During the second quarter we only purchased 18% of our overall generic drug needs through our Familymeds formulary channel direct from manufacturers; we expect to substantially increase our utilization of the Familymeds formulary in each sequential quarter in 2005. Increased utilization of this formulary approach to purchasing will enhance our gross margins. Going forward, we remain optimistic and believe that our strong management team and solid business plan positions us well to achieve our forecasted goals.”

Mr. Mercadante added, “Our plan is to exit the lower gross margin legacy branded pharmaceutical wholesale business, even though it represents approximately $83 million in annualized sales. We believe by exiting the non-core low gross margin branded pharmaceutical legacy business we will significantly improve our operating results by reducing debt and improving working capital and overall gross margin while enabling our management team to focus on core areas of our business that will lead to enhanced shareholder value. In addition, as part of our on-going integration process, we have taken additional steps to further reduce payroll expense by $1.6 million annually.”

Net loss available to common shareholders for the second quarter 2005 was $8.8 million, or a net loss of $0.44 per basic and diluted share (based on 19,917,787 shares), compared to a net loss available to common shareholders for the second quarter 2004 of $2.2 million or a net loss of $1.67 per basic and diluted share (based on 1,288,909 shares). Second quarter 2005 net loss included a merger-related non-cash compensation charge of $2.0 million. For the first half of 2005, net loss available to common shareholders was $14.5 million, or a net loss of $0.73 per basic and diluted share (based on 19,754,285 shares), compared to a net loss available to common shareholders of $4.3 million, or a net loss of $3.37 per basic and diluted share (based on 1,288,909 shares). For the first six-months of 2005, net loss included merger-related non-cash compensation charges of $3.9 million.

Mr. Mercadante continued, “During the six month period, we continued to focus on integrating the Familymeds/DrugMax merger. Our success to date this year includes converting our New Orleans distribution facility to support both our existing pharmacies and our efforts to distribute specialty pharmaceuticals directly to practitioners. The metrics to our specialty pharmacy business are very healthy and our market to expand on more medical and employer campuses in our contiguous markets remains our core channel strategy. In addition, our product strategy is to focus on increasing our distribution penetration into specific disease areas such as diabetes, oncology, respiratory psychiatric, and pain management drugs with patients and physicians. This is the key driver of our integrated distribution model for the future. The employer-based Worksite Pharmacy™ initiative continues to be a key component to our plan; after only six months the Mohegan Sun location is now at an annualized run rate of over $3.6 million in revenue. Moreover we approximate that this new model is saving our client 9.0 percent annually on its overall drug benefit expenditures. We expect to announce a new Worksite Pharmacy™ agreement with a major public company this quarter.”

Mr. Mercadante, concluded, “We continue to work diligently to ensure that our credit facility best serves the Company and its shareholders. We currently have a commitment letter from a leading bank, which has more favorable terms than our current facility. We are actively evaluating this commitment letter as well as other term sheets from leading financial institutions providing additional alternative capital re-financing approaches to our existing facility. We expect to make a decision by the end of this quarter.”

Additional information about DrugMax’s financial results is contained in the Form 10-Q for the period ended July 2, 2005 that the Company expects to file today with the U.S. Securities and Exchange Commission.

Conference Call/Webcast

DrugMax has scheduled a conference call at 10 a.m. E.D.T. on Tuesday, August 16, 2005 to discuss its second quarter and first half 2005 performance. The conference call dial-in number is (800) 561-2718 for domestic and (617) 614-3525 for international callers and the participant passcode is 76798221. A simultaneous audio webcast of the call will be broadcast live on the investor relations section of the Company’s Web site at www.drugmax.com. A replay of the conference call will be available beginning approximately two hours after the call through Tuesday, August 23, 2005 by dialing (888) 286-8010 for domestic and (617) 801-6888 for international callers and the participant passcode 11793931. The audio webcast of the conference call will be archived on the investor relations section of the Company’s Web site.

About DrugMax, Inc.

DrugMax, Inc. is a specialty pharmacy and drug distribution provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. DrugMax works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug distribution platform through its drug distribution and specialty pharmacy operations. DrugMax operates two drug distribution facilities, under the Valley Drug Company and Valley Drug South names, and 77 specialty pharmacies in 13 states under the Arrow Pharmacy & Nutrition Center and Familymeds Pharmacy brand names. The DrugMax platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. DrugMax offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to its patients, independent pharmacies, physicians, clinics, long-term care and assisted living centers. More information about DrugMax can be found at www.drugmax.com. The Company’s online product offering can be found at www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding (a) DrugMax’s strategies regarding growth and business expansion, including its strategy of building an integrated specialty drug distribution platform with multiple sales channels, as well as its plans to dispose of certain operations, (b) its merger with Familymeds Group, Inc. and its plan to integrate the two companies, (c) its financing plans, (d) trends affecting its financial condition or results of operations; and (e) its ability to continue to control costs and to meet its liquidity and other financing needs. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) management’s ability to secure a new credit facility, as well as its ability to integrate DrugMax and Familymeds and to increase sales to target physician groups, (ii) changes in the regulatory and general economic environment related to the health care and pharmaceutical industries, including possible changes in reimbursement for healthcare products and in manufacturers’ pricing or distribution policies; (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect DrugMax’s revenue and/or cost bases, such as increased competition, lack of qualified marketing, management or other personnel, and increased labor and inventory costs; and (v) changes regarding the availability and pricing of the products which DrugMax distributes, as well as the loss of one or more key suppliers for which alternative sources may not be available. Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading Risk Factors in DrugMax’s Form 10-K for the year ended January 1, 2005 filed with the U.S. Securities and Exchange Commission. DrugMax disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

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For more information, contact:

Contact:

DrugMax, Inc. (Nasdaq: DMAX)

Leon Berman, The IGB Group

212-477-8439

Bhavin Shah, The IGB Group

212-477-8439

DRUGMAX, INC. AND SUBSIDIARIES

Selected Financial Information

Consolidated Condensed Statement of Operations

(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	July 2, 2005	June 26, 2004	July 2, 2005	June 26, 2004
Net revenues	$82,047	$55,808	$169,286	$112,027
Cost of sales	71,242	44,137	146,157	88,639

Gross margin	10,805	11,671	23,129	23,388

Selling, general and administrative expenses	15,487	10,688	30,987	22,185
Depreciation and amortization expense	1,160	1,127	2,412	2,412
Gain on disposal of fixed assets	9	1	9	(773)

Operating loss	(5,851)	(145)	(10,279)	(436)

Other income	90	(7)	286	157
Interest expense, net	(1,404)	(713)	(2,168)	(1,470)

Net loss	(7,165)	(865)	(12,161)	(1,749)

Preferred stock dividends	(1,623)	(1,289)	(2,254)	(2,593)

Net loss available to common shareholders	$(8,788)	$(2,154)	$(14,415)	$(4,342)

Basic and diluted net loss per share	$(0.44)	$(1.67)	$(0.73)	$(3.37)

Basic and diluted shares outstanding	19,918	1,289	19,754	1,289

DRUGMAX, INC. AND SUBSIDIARIES

Selected Financial Information

Consolidated Condensed Balance Sheet

(Dollars in thousands)

	July 2, 2005	January 1, 2005
Assets
Current Assets:
Cash and cash equivalents	$1,206	$2,332
Accounts receivable, net	18,261	20,570
Inventories	37,934	34,525
Prepaids and other current assets	1,631	1,965

Total current assets	$59,032	$59,392

Property and equipment, net	$5,315	$5,251
Goodwill and other intangible assets	29,317	30,383
Other non-current assets	646	572

Total assets	$94,310	$95,598

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit facility	$42,664	$32,871
Current portion of long-term liabilities	4,801	2,314
Accounts payable and accrued expenses	29,560	32,082

Total current liabilities	$77,025	$67,267

Notes payable	$20,064	$0
Long-term accounts payable	—	22,425
Other long-term liabilities	151	51

Total long-term liabilities	$20,215	$22,476

Stockholders’ (deficit) equity	$(2,930)	$5,855

Total liabilities and stockholders’ equity (deficit)	$94,310	$95,598

DRUGMAX, INC. AND SUBSIDIARIES

Selected Financial Information

Reconciliation of GAAP Net Loss to EBITDA

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	July 2, 2005	June 26, 2004	July 2, 2005	June 26, 2004
GAAP net loss	$(7,165)	$(865)	$(12,161)	$(1,749)

Adjustments:
Interest expense, net	1,404	713	2,168	1,470
Depreciation and amortization	1,160	1,127	2,412	2,412

EBITDA	$(4,601)	$975	$(7,581)	$2,133